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===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 --------------

                             KLEENAIR SYSTEMS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

         Nevada                                            87-0431043
(State or Other Jurisdiction of                         (I.R.S. Employer
Incorporation or Organization)                       Identification Number)

              828 Production Place, Newport Beach, California 92663
                    (Address of Principal Executive Offices)

                           Employee Stock Option Plan
                            (Full title of the plan)

                    Consulting Agreement with Robert Chapman
                            (Full title of the plan)

                    Consulting Agreement with Phillip Roberts
                            (Full title of the plan)

                  Consulting Agreement with Eugenia E. Valde's
                            (Full title of the plan)

          Consulting Agreement with Hanover Federal Capital Corporation
                            (Full title of the plan)

 Lionel Simons, President, 828 Production Place, Newport Beach, California 92663
                     (Name and address of agent for service)

                                 (949) 574-1600
          (Telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:
                             Jeffrey A. Rinde, Esq.
                               Bondy & Schloss LLP
                         6 East 43rd Street, 25th Floor
                            New York, New York 10017
                              Phone: (212) 661-3535
                               Fax: (212) 972-1677


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                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
Title of                                     Proposed            Proposed
Securities                                   Maximum             Maximum
to be                    Amount to be        Offering Price      Aggregate               Amount of
Registered               Registered          Per Share           Offering Price          Registration Fee
----------------------------------------------------------------------------------------------------------------
Common Stock, par value  750,000 shares(1)   $3.00                  $2,250,000            $594.00(2)
$.001 per share
----------------------------------------------------------------------------------------------------------------
Common Stock, par value  1,200,000           $3.00                  $3,600,000            $950.40(4)
$.001 per share           shares(3)
----------------------------------------------------------------------------------------------------------------
TOTAL                    1,950,000 shares                           $5,850,000            $1,544.40
----------------------------------------------------------------------------------------------------------------

(1) Represents 750,000 shares reserved for issuance upon the exercise of options pursuant to the Registrant's Employee Stock Option Plan.

(2) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") based upon the average of the bid and asked price as of July 21, 2000.

(3) Represents 1,200,000 shares of Common stock to be issued to certain consultants as compensation for services rendered pursuant to their consulting agreements.

(4) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act based upon the average of the bid and asked price as of July 21, 2000.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

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         This Registration Statement on Form S-8 (the "Registration Statement")
of KleenAir Systems, Inc., a Nevada corporation, (the "Registrant") covers 1,950,000 shares of the Registrant's common stock, par value $.001 per share ("Common Stock").

Item 1.  Plan Information

         (a)      General Plan Information

                  The Registrant has adopted an Employee Stock Option Plan (the "Employee Plan") providing for the issuance of up to an aggregate of 750,000 shares of the Registrant's common stock, par value $0.001 per share, at the exercise price of 100% of the fair market value of the Registrant's common stock at the time the option(s) is granted. The options expire ten years after the date of grant.

                  The Registrant and Robert Chapman entered into a consulting agreement (the "Chapman Consulting Agreement Plan") the nature and purpose of which were to compensate Mr. Chapman for corporate consulting services including reviewing the Registrant's business plan and making recommendations to the Registrant for the next year regarding corporate problems and progress, particularly in the areas of mergers and acquisitions. The Chapman Consulting Agreement Plan provides for issuance of 400,000 shares of common stock.

                  The Registrant and Phillip Roberts entered into a consulting agreement (the "Roberts Consulting Agreement Plan") the nature and purpose of which were to compensate Mr. Roberts for corporate consulting services including reviewing the Registrant's business plan and making recommendations to the Registrant for the next year and assisting the Registrant with marketing and government liaison functions. The Roberts Consulting Agreement Plan provides for issuance of 200,000 shares of common stock.

                  The Registrant and Eugenia E. Valde's entered into a consulting agreement (the "Valde's Consulting Agreement Plan") the nature and purpose of which were to compensate Ms. Valde's for corporate consulting services including business development and marketing services to the Registrant for the next year. The Valde's Consulting Agreement Plan provides for issuance of 250,000 shares of common stock.

                  The Registrant and Hanover Federal Capital Corporation entered into a consulting agreement (the "Hanover Consulting Agreement Plan") the nature and purpose of which were to compensate Hanover Federal Capital Corporation ("Hanover") for corporate consulting services, including business development and marketing services, to be provided by Bruce Barren, Hanover's Chairman, to the Registrant for the next year. The Hanover Consulting Agreement Plan provides for issuance of 350,000 shares of common stock to Mr. Barren.

                  The Employee Plan and the Consulting Agreement Plans are sometimes hereinafter collectively referred to as the "Plans", and the participants in the Plans are collectively referred to as the "Participants".

                  The Plans are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

                  The name, address and telephone number of the Registrant are as set forth on the facing page of this Registration Statement. Additional information about the Plans may be obtained from the Registrant by the Participants.

         (b)      Securities to be Offered

                  (1) Shares of Common Stock, par value $0.001 per share

         (c)      Employees Who May Participate in the Plan

         Certain employees of the Registrant who are granted options pursuant to the Employee Plan are the only eligible participants in the Employee Plan. Certain consultants to the Registrant referred to above (an "employee" defined by General Instruction A.1(a) of Form S-8) are the only eligible participants in the Consulting Agreement Plans.

         (d) Purchase of Securities Pursuant to the Plans and Payment for Securities Offered.

                   (1)&(2) The Participants in the Employee Plan and the Consulting Agreement Plans will be issued shares of common stock or shares of common stock upon the exercise of their respective stock options.

                   (3) Contributions by the Participants are not applicable.

                   (4) No contributions by the Registrant other than the issuance of shares is applicable.

                   (5) Reports to the Participants as to the amount and status of their account under the Plans will not be made.

                   (6) The shares issuable pursuant to the Plans will be newly issued shares of the Registrant.

         (e)      There are no resale restrictions on the securities offered.

         (f) The Plans are not qualified under Section 401(a) of the Internal Revenue Code and the Participants will recognize ordinary income at the time of the issuance of their shares or in the case of options will recognize ordinary income at the time of the issuance of their shares measured on the date of exercise by the difference between the aggregate exercise price and the fair market value of the Registrant's Common Stock which is acquired by the Participants.

         (g)      Investment of Funds

                  Not Applicable.

         (h)      Withdrawal from Plans; Assignment of Contract

                  (1) Withdrawal from Plans - Not Applicable.

                  (2) The Participants' interests in the Plans may not be
                      assigned.

         (i)      Forfeiture and Penalties

                   Unexercised and non-vested options cancelled out. There are no provisions for forfeiture or penalties under the Employee Agreement Plan or the Consulting Agreement Plans. The options granted pursuant to the Employee Plan are forfeited if non-vested and/or not exercised within three months after termination of employment.

         (j)      Charges and Deductions and Liens Therefore

                   There are no charges or deductions that may be made against the Participants' interests in the Plans.

Item 2.  Registrant Information and Employee Plan Annual Information.

                  Registrant shall provide to the Participants, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide to the Participants, without charge, upon written or oral request, all of the documents required to be delivered to the Participants pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at the address set forth on the cover page hereof. Its telephone number is (949) 574-1600.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

                   (a) The Registrant's Annual Report on Form 10-KSB filed on April 13, 2000 for the year ended December 31, 1999.

                   (b) Quarterly Report on Form 10-QSB filed on May 15, 2000 for the quarter ended March 31, 2000.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         The Registrant's authorized capital stock consists of 50,000,000 shares of Common Stock, $.001 par value, of which 10,123,482 shares are issued and outstanding.

         Subject to the rights of the holders of any series of preferred stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Registrant, the holders of Common Stock are entitled to receive a pro rata share of all assets available for distribution to stockholders after payment of all obligations of the Registrant including dividends and preferences attributed to any series of preferred stock. The shares of Common Stock have no cumulative voting rights or preemptive or other subscription rights and there are no conversion rights or redemption provisions with respect to such shares. The shares of Common Stock presently outstanding are validly issued, fully paid and non-assessable. Authorized Common Stock may be issued at any time and from time to time, in such amounts, and for such consideration as may be fixed by the Board of Directors of the Registrant.

Item 5. Interests of Named Experts and Counsel.

         Not Applicable.


Item 6. Indemnification of Directors and Officers.

         The Nevada General Corporation Law (the "NGCL"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable incurred in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation unless and only to the extent that the court in which the action or suit was brought determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

Exhibit No.   Description
-----------   -----------

4.1           Specimen Common Stock Certificate
4.6           * Employee Stock Option Plan
5.1           * Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.
23            * Consent of Bondy & Schloss LLP  (included in Exhibit 5.1).
23.1          * Consent of Robert Early & Company, P.C.
24            * Powers of Attorney  (included  on p. II-4 of this Registration
                Statement).

-------------
* Filed herewith.

Item 9. Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
        Section 15(d) of the Exchange Act that is incorporated by reference in the

        Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in California on the 21st day of July, 2000.

                                                     KLEENAIR SYSTEMS, INC.


                                            By: /s/ Lionel Simons
                                                -------------------------------
                                                Lionel Simons, President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of July, 2000.

      Signature                              Title
      ---------                              -----

s/ Lionel Simons               President, Treasurer, Secretary, and Director
----------------
Lionel Simons

/s/ Lester Berriman            Vice President - Research, and Director
-------------------
Lester Berriman

/s/ William H. Ward, Jr.       Director
------------------------
Willliam H. Ward, Jr.

                               POWER OF ATTORNEY

                KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lionel Simons, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, as amended, this Power of Attorney has been signed by the following persons in the capacities indicated on the 21st of July, 2000.

      Signature                                   Title
      ---------                                   -----

s/ Lionel Simons                President, Treasurer, Secretary, and Director
----------------
Lionel Simons

/s/ Lester Berriman             Vice President - Research, and Director
-------------------
Lester Berriman

/s/ William H. Ward, Jr.        Director
------------------------
Willliam H. Ward, Jr.





                                      II-4


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                                  EXHIBIT INDEX

Index and Description of Exhibits.

Exhibit No.           Description
-----------           -----------

4.1          Specimen Common Stock Certificate- previously filed
4.6          * Employee Stock Option Plan
5.1          * Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.
5.1          * Consent of Bondy & Schloss LLP  (included in Exhibit 5.1).
23.1         * Consent of Robert Early & Company, P.C.
24           * Powers of Attorney  (included  on p. II-4 of this Registration
               Statement).

-------------
* Filed herewith.